Exhibit 10.4
EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (“the Agreement”) is effective May 9, 2007 (the “Effective Date”), by and between Auriga Laboratories, Inc., (the “Company”) and Philip S. Pesin (“Executive”).
1. ENGAGEMENT AND DUTIES
1.1 Engagement. Subject to the terms and conditions set forth in this Agreement, the Company hereby continues to employ Executive as Chief Executive Officer of the Company, pursuant to the terms of this Agreement. Executive hereby accepts such engagement and continued employment, pursuant to the terms of this Agreement. This Agreement supersedes Executive’s prior employment agreement with the Company which was executed prior to the Effective Date between Executive and Company.
1.2 Employment Period. Unless terminated earlier pursuant to Section 4, Executive’s term of employment as Chief Executive Officer under this Agreement shall commence on the Effective Date and shall continue for a period of two (2) years following the Effective Date. If the parties mutually agree, the parties shall have the option to extend the term of this Agreement for an additional two (2) year period upon either party notifying the other party, in accordance with section 7.2, of intent to renew at least ninety (90) days prior to the end of the initial two (2) year term, subject to acceptance of such renewal by the other party. The initial two (2) year term, and any additional renewal period, shall together be referred to as the “Employment Period” as such term is used in this Agreement.
1.3 Duties and Responsibilities. During the Employment Period, the duties, authority and responsibilities of Executive shall be commensurate with the duties, authority and responsibilities customarily accorded a Chief Executive Officer at comparable companies, and shall include such duties and responsibilities as may be legally assigned to Executive by the Board of Directors of the Company (the “Board”). During the Employment Period, Executive shall report to the Board. Executive shall exercise such authority and perform such duties and services, consistent with his position, as may be assigned to him from time to time by the Board and the Executive hereby agrees to perform well and faithfully such duties and responsibilities. The Board further agrees to nominate Executive to the Board of Directors of the Company.
1.4 Devotion of Time and Best Efforts. Except for vacations as provided herein and absences due to temporary illness, under an approved leave, or as required by applicable law, Executive agrees to devote his best efforts, and energies on a full time basis during the Employment Period to the performance of his duties hereunder and to advance the Company’s interests. Notwithstanding the foregoing, Executive acknowledges during his employment with the Company, Executive may engage in any other business activity, whether or not such business activity is pursued for profit, or other pecuniary advantage, including, without limitation, personal investments, conducting private business affairs, participating on boards of nonprofit foundations and similar activities which, in each such case, do not materially interfere with the services rendered by Executive under this Agreement.

Pesin Employment Agreement
2. COMPENSATION
2.1 Base Salary. During the Employment Period, in exchange for the services provided by Executive hereunder, Executive shall receive an annual “Base Salary” of Four Hundred Twenty Five Thousand Dollars ($425,000) commencing on the first day of the Employment Period, but with retroactive effect to April 1, 2007, payable in accordance with the Company’s regular payroll practices and policies which are in effect from time to time. The Board, and/or the Compensation Committee of the Board, as applicable, shall review the Base Salary at least once a year to determine whether the Base Salary should be increased effective January 1st of any year during the Employment Period. The amount of the increase shall be determined no later than two (2) weeks prior to the annual filing of the Company’s Form 10k and any such increase shall be retroactive until January 1st of the year in which the salary increase occurs. The Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law from such Base Salary, bonuses, benefits and other payments to the Executive, as applicable.
2.2 Bonus. During the Employment Period, the Executive shall be entitled to receive an annual bonus based on increases in market capitalization of the Company which occur subsequent to the Effective Date such that Executive shall be entitled to the amount of one hundred thousand dollars for every ten million dollars increase in market capitalization, with the foregoing bonus being payable each calendar quarter (“Quarterly Bonus”). Such Quarterly Bonus shall be prorated for any partial increase in market capitalization of the Company measured each quarter of the year. By way of example, if, during the first calendar quarter subsequent to the Effective Date, the market capitalization of the Company increases from $60 million to $62 million, Executive would be entitled to a Quarterly Bonus of $20,000. If, however, the market capitalization of the Company was only to remain at $60 million during the first calendar quarter subsequent to the Effective Date, Executive would receive no Quarterly Bonus. Notwithstanding the foregoing, Executive shall not be entitled to any Quarterly Bonus if the amount of market capitalization of the Company is below any previous market capitalization amount on which Executive was paid. The amount of such Quarterly Bonus shall be payable to Executive within fifteen (15) days of the end of each calendar quarter. In addition to and without in any way limiting Executive rights to receive the Quarterly Bonus, Executive shall also be entitled to participate in any bonuses provided to senior management personnel of the Company as determined by the Board in their discretion.
2.3 Equity Incentive Award. Concurrently herewith, the Company is granting Executive an award consisting of options to purchase Three Million (3,000,000) shares of common stock of the Company at the stock closing price on the Effective Date, pursuant to the terms of the 2007 Stock Option Plan and Stock Option Agreement of the Company, or any successor thereto, as applicable, under which such options shall vest twenty-five percent (25%) on the first anniversary of the Effective Date and, thereafter, the remainder of such unvested options shall vest equally on a monthly basis over months thirteen to thirty-six until fully vested on the third anniversary of the Effective Date. Executive shall continue to have the right to exercise any vested options for a period of at least twelve (12) months after the date of termination of employment for any of the reasons set forth in paragraph 4, below, other than for a termination for Cause. Executive shall be entitled to continue to participate in any pre-existing equity or warrant grants prior to the Effective Date of this Agreement pursuant to the stock

Pesin Employment Agreement
option plans or warrant agreement plans applicable to such equity or warrant grants, including, without limitation, the Warrant Agreement dated March 29, 2006. Additionally, Executive shall be entitled to participate in any equity grants provided to senior management personnel of the Company under the 2007 Stock Option Plan or any successor thereto as determined by the Board in their discretion.
2.4 Expense Reimbursements. The Company agrees that during the Employment Period, the Executive shall be authorized to incur ordinary and necessary expenses in connection with the promotion, operation and furtherance of the business affairs of the Company, including reasonable expenses incurred for purposes of entertainment, travel, business and educational/professional meetings, as shall be in accordance with normal Company policy approved by the Board and which are in accordance with Executive’s position as Chief Executive Officer of the Company. The Executive shall be entitled to reimbursement by the Company for such reasonable business expenditures upon presentation by the Executive to the Company of an itemized account of such expenditures, together with appropriate receipts and vouchers or other evidence as shall be required for tax or accounting purposes.
3. BENEFITS
3.1 Health and Welfare. During the Employment Period, Executive shall be eligible to participate in the health and welfare benefits generally available to other senior management employees of the Company and shall have the same rights and privileges to participate in any employee benefit plans and arrangements, in accordance with the Company’s policies in effect from time to time as any other senior management employee of the Company.
3.2 Pension & Retirement Benefits. During the Employment Period, Executive shall be eligible to participate in the qualified and nonqualified pension, profit sharing and retirement plans generally available to other senior management employees of the Company.
3.3 Vacation. During the Employment Period, the Executive shall be entitled to five weeks of vacation each full calendar year in accordance with the Company’s policies and procedures related to vacation time. Executive may accrue up to a maximum of 2 times his yearly vacation allotment. However, upon reaching this maximum level of accrual, Executive will cease to accrue additional vacation time until the level of accrual falls below this maximum accrual cap.
3.4 Legal Fees. Company shall pay Executive’s legal fees in conjunction with the drafting and negotiation of this Agreement in an amount not to exceed ten thousand dollars .
4. TERMINATION OF EMPLOYMENT
4.1 Death or Disability. If the Executive dies during the Employment Period, the Executive’s employment shall be deemed to terminate on or after the date of death, as of the date the Executive’s death is established by reasonable documentation. If the Executive is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of fully performing the essential functions of his position with reasonable accommodation for a period of six (6) months or more during any consecutive twelve (12) month period or twelve (12) consecutive weeks, after such twelve (12) month period, the Company, in

Pesin Employment Agreement
its reasonable discretion, may terminate Executive’s employment due to “Disability” by providing written notice of such termination to Executive. A termination of Executive’s employment, and the Employment Period, by either Executive or the Company, for Disability shall be communicated to the other party by written notice, and shall be effective the thirtieth (30th) day after receipt of such notice of Disability by the other party.
4.2 Termination for Cause. The Company may terminate the Employment Period and the Executive’s employment for “Cause” (such termination being hereinafter called a “Termination For Cause”) by giving the Executive notice in writing of such termination which sets forth in general the grounds for such termination. Such termination shall be effective immediately upon such notice. For purposes of this Agreement, “Cause” shall mean Executive’s conviction of a felony. A termination of Executive’s employment for Cause shall be effective when and if (a) for a felony under the laws of any federal or state jurisdiction in the United States, a resolution is duly adopted at such special meeting of the Board, by the majority vote of the members of the Board other than Executive, and (b) for a felony under the laws of any other jurisdiction, a resolution is duly adopted at such special meeting of the Board, by the unanimous vote of the members of the Board other than Executive, in each such case, terminating Executive’s employment for Cause, subject to de novo review in each such case of the question whether Cause existed through arbitration and arbitration of such issue shall take place in accordance with JAMS then current employment arbitration rules as the sole arbitrable issue before an arbitrator mutually agreed to by Executive and Company and the costs of such arbitration shall be paid by Company (provided, for avoidance of doubt, that if Cause is determined through such arbitration to not have existed, the termination of Executive’s employment shall not be reversed and shall instead be treated as a “Termination Without Cause” as such term is defined in section 4.3, entitling Executive to any severance and benefits which may result from a Termination Without Cause).
4.3 Termination Without Cause. The Company may terminate Executive’s employment at any time during the Employment Period without “Cause” by giving the Executive written notice of such termination which shall be effective immediately upon such notice.
4.4 Voluntary Termination. Executive may terminate the Employment Period and his employment hereunder by providing the Company with thirty (30) days written notice of his resignation. Any termination of the employment of the Executive hereunder by resignation (or other voluntary action of the Executive) shall be deemed to be a “Voluntary Termination.”
4.5 Termination by Executive for Good Reason. Executive’s Employment Period may be terminated by Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean termination by Executive for any reason on or after a Change in Control, as defined below, or the occurrence of any one or more of the following events without Executive’s prior written consent, unless Company fully cures the circumstances constituting Good Reason (provided such circumstances are capable of cure) within thirty (30) business days of receipt of written notice of such circumstances by Company from Executive:
(a) A material reduction in Executive’s titles, duties, authority and responsibilities, or the assignment to Executive of any duties materially inconsistent with Executive’s position, authority, duties or responsibilities without the written consent of Executive; or

Pesin Employment Agreement
(b) Company’s reduction of Executive’s annual Base Salary or bonus opportunity, each as in effect on the date hereof or as the same may be increased from time to time; or failure to pay Base Salary or bonus on a timely basis; or the relocation of Company’s headquarters to a location more than twenty-five (25) miles from Company’s current headquarters in Los Angeles, California; or
(c) The Board of Director’s failure to respond to a written request by Executive to address any business matters pertaining to the Company for a period exceeding ten (10) calendar days after the date of such written request by Executive; or
(d) Company’s failure to cure a material breach of its obligations under this Agreement within thirty (30) business days after written notice is delivered to the Board by Executive which specifically identifies the manner in which Executive believes that Company has breached its obligations under Agreement.
For purposes of this Agreement, “Change in Control” shall mean (A) the dissolution or liquidation of the Company; (B) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation; (C) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company; (D) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own fifty percent (50%) or more of the voting shares of the continuing or surviving corporation immediately after such merger or consolidation; or (E) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board of Directors of the Company within a twelve (12) month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of two-thirds (2/3) (rounded to the next whole person) of the directors then still in office who were in office at the beginning of the twelve (12) month period.
Any termination for Good Reason must occur during a pre-determined limited period of time not to exceed two (2) years following the initial existence of one or more of the above conditions constituting “Good Reason”, as defined above. Executive is required to provide notice to Company of the existence of any condition constituting “Good Reason” within a period of ninety (90) days of the initial existence of any such condition and Company shall have the opportunity to remedy the condition within thirty (30) days.
5. EFFECT OF TERMINATION OF EMPLOYMENT
5.1 Termination of Employment Other Than For Cause. Upon the termination of the Executive’s employment hereunder for Death or Disability (Paragraph 4.1) or Termination Without Cause by the Company (Paragraph 4.3) or by Executive for Good Reason (Paragraph 4.5), Executive, or his estate in the case of Executive’s death, shall have the right to receive: (i) any unpaid portion of Executive’s Base Salary and prorated bonus as of the date of termination;

Pesin Employment Agreement
(ii) payment for any accrued, but unused, vacation pay and documented unreimbursed expenses; (iii) severance equal to continuation of Executive’s then current Base Salary and all insurance benefits provided hereunder (including those benefits applicable to Executive’s family) for a two (2) year period from the date of termination; and (iv) acceleration of any unvested shares of restricted stock or options and no early expiration of exercise period due to termination of the Employment Period. Such amounts shall be in addition to any benefits Executive may receive under any insurance plan provided by the Company or from the State of California or Workers’ Compensation and the cash portions of the foregoing shall be paid in a single lump sum severance amount as soon as practicable following such termination of employment, but in no event later than thirty (30) days after the effective date after such termination of employment. Should Company fail to pay the single lump sum severance amount described above, or any portion thereof, in the aforementioned time period, Company shall issue to Executive, on or before the first (1st) business day after the expiration of such time period, a senior convertible note secured by the Company’s assets, bearing interest at an annual rate equal to the then prevailing Prime Rate (as reported in the Wall Street Journal “Money Rates” section or such other comparable reporting source as may exist) plus two (2) percent, and in a principal amount equal to such lump sum severance amount, or portion thereof, which was not paid within the aforementioned time period. The terms of foregoing note shall also provide that such note shall be convertible at any time at Executive’s option into such number of shares of common stock of the Company as is determined by dividing the principal amount of such note, together with all accrued but unpaid interest thereon, by the per-share closing price of such common stock as of the effective date of termination of employment. Notwithstanding the foregoing, Executive shall subordinate any such note issued by the Company to any revolving line of credit with Comerica Bank or any other similar revolving line of credit which may be in effect at the time of issuance of any such note.
5.2 Voluntary Termination or Termination For Cause. Upon the termination of Executive’s employment hereunder pursuant to a Voluntary Termination (Paragraph 4.4) or a Termination For Cause (Paragraph 4.2), Executive shall have the right to receive (i) any unpaid portion of his Base Salary and Bonus as of the date of termination; (ii) payment for any accrued but unused vacation pay and documented unreimbursed expenses; and (iii) any benefits payable under the provisions of the Company’s benefit plans.
5.3 Additional Payments by Company. In the event that any payments under this Agreement or any other compensation, benefit or other amounts payable from the Company for the benefit of Executive are subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (including any applicable interest and penalties, the “Excise Tax”), no such payment (“Parachute Payment”) shall be reduced (except for required tax withholdings) and the Company shall pay to Executive by the earlier of the date such Excise Tax is withheld from payments made to Executive or the date such Excise Tax becomes due and payable by Executive, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive (after deduction of any Excise Tax on the Parachute Payments, taxes based upon the Tax Rate (as defined below) upon the payment provided for by this Section 5.3 and Excise Tax upon the payment provided for by this Section 5.3), shall be equal to the amount Executive would have received if no Excise Tax had been imposed. A Tax counsel chosen by the Company’s independent auditors, provided such person is reasonably acceptable to Executive (“Tax Counsel”), shall determine in good faith whether any of the

Pesin Employment Agreement
Parachute Payments are subject to the Excise Tax and the amount of any Excise Tax, and Tax Counsel shall promptly notify Executive of its determination. The Company and Executive shall file all tax returns and reports regarding such Parachute Payments in a manner consistent with the Company’s reasonable good faith determination. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay taxes at the Tax Rate applicable at the time of the Gross-Up Payment. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time a Parachute Payment is made, Executive shall repay to the Company promptly following the date that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (without interest). In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time a Parachute Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall pay Executive an additional amount with respect to the Gross-Up Payment in respect of such excess (plus any interest or penalties payable in respect of such excess) at the time that the amount of such excess is finally determined. The Company shall reimburse Executive for all reasonable fees, expenses, and costs related to determining the reasonableness of any Company position in connection with this paragraph and preparation of any tax return or other filing that is affected by any matter addressed in this paragraph, and any audit, litigation or other proceeding that is affected by any matter addressed in this Section 5.3 and an amount equal to the tax on such amounts at Executive’s Tax Rate. For the purposes of the foregoing, “Tax Rate” means Executive’s effective tax rate based upon the combined federal and state and local income, earnings, Medicare and any other tax rates applicable to Executive, all at the highest marginal rate of taxation in the country and state of Executive’s residence on the date of determination, net of the reduction in federal income taxes which could be obtained by deduction of such state and local taxes.”
6. CONFIDENTIAL INFORMATION
6.1 Confidential Information. In the course of his employment with Company, Executive will have access to confidential and proprietary information and records, data and other trade secrets of Company (“Confidential Information”). Confidential Information shall include, without limitation, the following types of information or material, both existing and contemplated, regarding Company: Corporate information, including plans, strategies, policies, resolutions and any litigation or negotiations; marketing information, including strategies, methods, customers, prospects or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; operational and scientific information, including trade secrets and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations. Executive shall not directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information in any way except as required in the performance of his duties for the Company. For purposes of this paragraph, Confidential Information does not include any publicly available information or any information, prints, patents or other rights that Executive had or owned prior to employment with Company.

Pesin Employment Agreement
7. MISCELLANEOUS
7.1 Severability. If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
7.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be mailed, telecopied, dispatched by reputable commercial courier or delivered by hand as follows:
If to Executive:
c/o Loeb & Loeb LLP
Attn: Paul Severin, Esq.
10100 Santa Monica Blvd, Suite 2200
Los Angeles, CA 90067
Telephone: 310-282-2000
Facsimile: 310-282-2200
With a copy to:
Singer, Lewak, Greenbaum and Goldstein LLP
Attn: Steve Cupingood
10960 Wilshire Blvd., Suite 1100
Los Angeles, CA 90024
Telephone: 310-477-3931
Facsimile: 310-477-8565
If to the Company:
2029 Century Park East, Suite 1130
Los Angeles, CA 90067
Telephone: 877- 287-4428
Facsimile: 678-282-1700
If any notice, request, demand, direction or other communication required or permitted to be given hereunder is given by mail, it will be effective on the third calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier during regular business hours of the recipient, when sent; if given by telecopier outside regular business hours of the recipient, at the opening of business on the next business day; if dispatched by reputable commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

Pesin Employment Agreement
7.3 Binding Agreement. The provisions of this Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.
7.4 Governing Law. This Agreement and all amendments thereof shall be governed by, and construed and enforced in all respects in accordance with, the laws of the State of California.
7.5 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.
7.6 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, terms sheets, oral or written representations and understandings among the parties with respect thereto.
7.7 Amendments. This agreement may be amended only by an agreement in writing signed by Executive and the Chairman of the Board of the Company.
7.8 Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this agreement or any rights or obligations hereunder.
7.9 Attorneys Fees. If any Party brings an action or proceeding involving this Agreement, the prevailing party in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees
7.10 Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 1/2 months) after the later of the end of the calendar year of the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)). To the extent that any severance payments (including payments on termination for “good reason”) come within the definition of “involuntary severance” under Code Section 409A, such amounts up to the lesser of two times the Executive’s annual compensation for the year preceding the year of termination or two times the 401(a)(17) limit for the year of termination, shall be excluded from “deferred compensation” as allowed under Code Section 409A, and shall not be subject to the following Code Section 409A compliance requirements. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that Executive is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments

Pesin Employment Agreement
determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Code Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.
7.11 Arm’s Length Agreement. This Agreement has been negotiated at arm’s length between persons knowledgeable in the matters dealt with herein. Each of the parties hereto has been represented by independent legal counsel of its own choice. Accordingly, any rule of law or any statute, legal decision, or common law principle of similar effect, that would require interpretation of any ambiguity in this Agreement against the party that drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties hereto.
IN WITNESS WHEREOF, Executive has hereunto set his hand and, pursuant to due authorization from the Board, the Company has caused these promises to be executed in its name on its behalf, all as of the day and year first above written.

“COMPANY” — Auriga Laboratories, Inc.		“EXECUTIVE”

By:	/s/ Charles R. Bearchell	/s/ Philip S. Pesin

Name:	Charles R. Bearchell	Philip S. Pesin

Its:	Chief Financial Officer